EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
TransCanada 401(k) and Savings Local 1-2 Plan:

We consent to the incorporation by reference in the registration statements (No. 333-184074 and
No. 333-151736) on Form S-8 of TransCanada Corporation of our report dated June 25, 2015, with respect to the statement of net assets available for benefits of the TransCanada 401(k) and Savings Local 1-2 Plan as of December 31, 2014, which report appears in the December 31, 2015 annual report on Form 11-K of the TransCanada 401(k) and Savings Local 1-2 Plan.

/s/ KPMG LLP

Houston, Texas
June 16, 2016